UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2012

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Entry into Joint Venture and Joint Venture Acquisition of the Burbank Collection
On December 12, 2012, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, and Goldstein Planting Partners, LLC and its affiliate (collectively, “GPI”) entered into a joint venture agreement, and on December 12, 2012, the joint venture acquired a class A retail property containing 39,428 rentable square feet located in Burbank, California (the “Burbank Collection”) from Burbank Collection, Ltd. (the “Seller”). Neither GPI nor the Seller are affiliated with the Company or KBS Capital Advisors LLC, the Company’s external advisor. The contractual purchase price of the Burbank Collection was approximately $12.8 million plus closing costs.
The Company owns a 90% equity interest in the joint venture that acquired the Burbank Collection. The Company funded its initial capital contribution to the joint venture with proceeds from the Company’s initial public offering. One of the GPI affiliates is the managing member of the joint venture; however, its authority is limited, as the Company must give approval for any major decisions involving the joint venture or the Burbank Collection. Income, losses and distributions of the joint venture are generally allocated based on the members’ respective equity interests.
The joint venture funded the acquisition of the Burbank Collection with funds contributed to the joint venture by its members, but may later place mortgage debt on the property.
The Burbank Collection was built in 2008. At acquisition, it was 57% leased to 11 tenants. We do not intend to make significant renovations to the Burbank Collection.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: December 17, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer